Exhibit 3.1

CERTIFICATE OF FORMATION

OF

WEST BAY BDC LLC

This Certificate of Formation of West Bay BDC LLC, dated February 26, 2024, is being executed and filed by the undersigned, as an authorized person, to form a limited liability company under the Limited Liability Company Act of the State of Delaware (6 Del. C. § 18-101 et seq.) (the “Act”).

The undersigned, being duly authorized to execute and file this Certificate of Formation, does hereby certify as follows:

1. Name. The name of the limited liability company formed hereby is West Bay BDC LLC (the “Company”).

2. Registered Office and Registered Agent. The Company’s registered office in the State of Delaware is located at 251 Little Falls Drive, Wilmington, New Castle County, DE 19808. The registered agent of the Company for service of process at such address is Corporation Service Company.

3. Effective Date. This Certificate of Formation shall be effective on the date of filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first written above.

By:	/s/ Ellen Gaul
Name:	Ellen Gaul
Title:	Authorized Person